Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended March 31, 2023	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,653	$3,794	$—	$1,196	$(83)	$6,560
Cost of sales and other expenses	(1,037)	(3,061)	(1)	(355)	63	(4,391)
Depreciation and amortization	(262)	(206)	—	(69)	(2)	(539)
Other income (expense), net	28	(8)	—	10	11	41
Income (loss) before interest and tax(1)	382	519	(1)	782	(11)	1,671
Net interest expense	(117)	(65)	—	(80)	(80)	(342)
Income tax (expense) benefit	(7)	(94)	—	(330)	55	(376)
Equity earnings	—	—	84	135	—	219
Earnings attributable to noncontrolling interests	—	—	—	(192)	—	(192)
Preferred dividends	—	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$258	$360	$83	$315	$(47)	$969

Three months ended March 31, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,445	$1,993	$—	$424	$(42)	$3,820
Cost of sales and other expenses	(836)	(1,290)	(2)	(279)	17	(2,390)
Aliso Canyon litigation and regulatory matters	—	(92)	—	—	—	(92)
Depreciation and amortization	(239)	(187)	—	(65)	(2)	(493)
Other income (expense), net	34	34	—	(16)	(14)	38
Income (loss) before interest and tax(1)	404	458	(2)	64	(41)	883
Net interest expense	(106)	(40)	—	(6)	(66)	(218)
Income tax expense	(64)	(84)	—	(91)	(95)	(334)
Equity earnings, net	—	—	164	162	—	326
Earnings attributable to noncontrolling interests	—	—	—	(34)	—	(34)
Preferred dividends	—	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$234	$334	$162	$95	$(213)	$612
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.